Exhibit 5.1

MCGRATH NORTH MULLIN & KRATZ, PC LLO
SUITE 3700 FIRST NATIONAL TOWER
1601 DODGE STREET
OMAHA, NEBRASKA 68102
402-341-3070
FAX: 402-341-0216

May 24, 2012

Supertel Hospitality, Inc.
1800 West Pasewalk Avenue, Suite 200
Norfolk, Nebraska 68701

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended, of an additional 300,000 shares of common stock (the "Shares"), $.01 par value, of Supertel Hospitality, Inc., a Virginia corporation (the "Company"), authorized for issuance pursuant to the Supertel 2006 Stock Plan (the "Plan"), we have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ McGrath North Mullin & Kratz, PC LLO

McGrath North Mullin & Kratz, PC LLO